Exhibit 23.1

                       Child, Van Wagoner & Bradshaw, PLLC


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1/A of our report dated June 21 , 2010, relating to the financial statements of Guru Health Inc. which appears in such Prospectus. We also consent to the reference to us under the heading Experts.


/s/ Child, Van Wagoner & Bradshaw, PLLC
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Certified Public Accountants
Salt Lake City, Utah
January  17,  2011



       5296 So. Commerce Dr., Suite 300 * Salt Lake City, Utah 84107-5370
              Telephone: (801) 281-4700 * Facsimile: (801) 281-4701

          Members: American Institute of Certified Public Accountants *
                Utah Association of Certified Public Accountants